Exhibit 4.5

THIS WARRANT AND THE SHARES, AS HEREIN DEFINED, ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE " ACT"), OR ANY U.S. STATE SECURITIES LAWS OR SIMILAR APPLICABLE LAWS IN OTHER JURISDICTIONS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT AND APPLICABLE U.S. STATE SECURITIES LAWS OR SPO MEDICAL INC. (THE “COMPANY” OR “SPO”) SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT THE REGISTRATION OF SUCH WARRANT AND SUCH SHARES UNDER THE ACT AND UNDER THE PROVISIONS OF APPLICABLE U.S. STATE SECURITIES LAWS OR OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

WARRANT FOR THE PURCHASE OF SHARES

No. Sept. 06

FOR VALUE RECEIVED, the Company, a corporation organized and existing under the laws of the State of Delaware, c/o the Company, Attention: Michael Braunold, Kfar Saba, Israel, hereby certifies that _________________, of ____________________________________ (the “Holder”), or a permitted assignee, is entitled to purchase from the Company, at any time or from time to time for three (3) years (the “Warrant Exercise Period”), from the above date $_____ of fully paid and nonassessable shares of common stock of the Company (the “Shares”), or any other equity securities which may be issued by it with respect thereto, at a purchase price per Share equal to the Purchase Price, as defined herein. As used herein, (i) the Shares purchasable hereunder, or under any Warrant (as hereinafter defined) issued to the Holder are referred to as the "Warrant Shares"; (ii) based upon the Purchase Price, the aggregate price payable for the Warrant Shares is referred to herein as the "Aggregate Warrant Price"; (iii) the Purchase Price payable hereunder for each Warrant Share is referred to as the "Per Share Warrant Price"; and (iv) this Warrant, and all warrants hereafter issued in exchange or substitution therefore or for such other warrants are referred to as the "Warrants". In the event of any changes in the Per Share Warrant Price, the number of Warrant Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such changes.

This Warrant is being issued to replace warrant No. Jan 05-1. previously issued to the Holder in January 2005 by a Company subsidiary (the “First Warrant”) pursuant to the terms of a letter agreement dated as of January 3, 2005, to which the said subsidiary, the Holder and other person named therein were parties.

Unless otherwise defined herein, the following initial capitalized terms shall have the following meanings:

New Securities means securities that SPO sells in a New Transaction, including Common and/or SPO securities convertible to Common, and/or SPO rights convertible to Common without additional consideration;

New Investor means an investor, purchaser or lender in a New Transaction;

New Transaction means a transaction consummated by SPO with a New Investor subsequent to the date hereof, including (i) a sale of New Securities, or (ii) an SPO debt that is issued with an equity component (i.e. an SPO option or SPO warrant); or (iii) an SPO credit line that provides for conversion to Common. New Transaction excludes the issuance of Common upon (i) the exercise of options issued under an SPO employee stock option plan; (ii) the exercise of SPO warrants to purchase Common at fair market value (FMV); (iii) the conversion of SPO convertible securities, outstanding on the date hereof; and (iv) an SPO non-employee director or consultants’ stock option plan under which stock options may be granted at the fair market value of the underlying Common.

Purchase Price means the lesser of (i) an amount equal to 60% of the price that New Securities are sold in a New Transaction (currently $0.36) or (ii) $0.705 per Common Share.

1.     Exercise of the Warrant.

This Warrant may be exercised by the Holder, or an assign in whole, or in part at any time or from time to time during the Warrant Exercise Period by its surrender (with the subscription form at the foot hereof duly executed) to the Company at the address set forth in Subsection 8.1 hereof, together with payment of the Aggregate Warrant Price, or a proportionate part thereof, if this Warrant is exercised in part. Payment for any Warrant Shares shall be made by certified or official bank check payable to the order of the Company. If this Warrant is exercised in part, it must be exercised for a number of whole Shares, and the Holder or an assign shall receive a new Warrant covering the Warrant Shares that have not been exercised setting forth the proportionate part of the Aggregate Warrant Price applicable to such unexercised Warrant Shares. Upon any such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole Shares to which it shall be entitled hereunder and, if this Warrant is exercised in whole, in lieu of any fractional Shares to which the Holder shall be entitled, the Company will pay the Holder cash in an amount equal to the fair value of such fractional Shares (determined in such reasonable manner as the Board of Directors of the Company shall determine); and (b) deliver the Shares receivable upon the exercise of this Warrant, or a proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions hereof.

2.     Reservation of Warrant Shares.

Until the termination of the Warrant Exercise Period, the Company will at all times have authorized and in reserve, and keep available, solely for issuance or delivery upon the exercise of this Warrant, the Shares that from time to time are receivable upon its exercise, free and clear of all restrictions on sale or transfer and free and clear of all pre-emptive rights.

3.     Protection Against Certain Dilutive Events.

3.1
In case the Company shall hereafter (i) pay a dividend or make a distribution of Shares, (ii) subdivide its outstanding Shares into a greater number of Shares, (iii) combine its outstanding Shares into a smaller number of Shares or (iv) issue by reclassification of its Shares, any other Shares, the Per Share Warrant Price shall be adjusted so that upon the exercise of this Warrant, the Holder shall receive the number of Shares that it would have owned immediately prior to the events described in subparagraphs (i) to (iv) above (herein the “Share Adjustments”). Any Share Adjustments shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of any Share Adjustments, the Holder of a Warrant surrendered for exercise shall become entitled to receive shares of more than a single class of Shares or other capital stock of the Company, the management of the Company (whose determination shall be conclusive and shall be described in a written notice to the Holder promptly after such Share Adjustments) shall determine the allocation of the adjusted Per Share Warrant Price between or among Shares or other capital stock of the Company.

3.2
In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party, other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder shall have the right thereafter to convert its Warrant into the kind and amount of securities, cash or other property which it would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been converted to Shares immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance. In any such case, the appropriate Share Adjustments shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth therein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any Shares or other securities or be, in relation to any such Shares or other securities or property thereafter deliverable on the conversion of this Warrant. The provisions of this Subsection 3.2 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any Shares or other securities or property thereafter deliverable on the exercise of this Warrant shall succeed to and be responsible for all of the agreements and obligations of the Company hereunder.

3.3
No adjustment in the Per Share Warrant Price shall be required, unless it requires an increase or decrease of at least $0.05 per Share; provided, however, that any adjustments which by reason of this Subsection 3.3 are not required to be made shall be taken into account on a cumulative basis in any subsequent adjustment in the Per Share Warrant Price; provided further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Subsection 3.3) not later than such time as may be required in order to preserve the tax-free nature of any distribution to the Holder or Shares issueable upon exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a Share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, in addition to adjustments in the Per Share Warrant Price under this Section 3, the Company shall be entitled to make such reductions in such Warrant Price as it, in its discretion, shall deem advisable in order that any stock dividend, subdivision of Shares or distribution of rights to purchase stock or securities convertible or exchangeable for Shares hereafter made by the Company to its shareholders is not taxable.

4.     Fully Paid Shares; Taxes.

The Shares underlying each certificate for Warrant Shares shall, at the time of the delivery of such Shares, be validly issued and outstanding, fully paid and nonassessable, and not subject to pre-emptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, of such Shares, is at all times equal to or less than the then Per Share Warrant Price.

5.     Limited Transferability.

By acceptance of this Warrant, the Holder understands and acknowledges that it has not been registered under the Act, or similar applicable laws in other jurisdictions and has been issued to the Holder for investment and not with a view to the distribution of the Warrant, or the Warrant Shares. This Warrant and any of the Warrant Shares or any other security issued or issuable upon exercise thereof may not be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act, or similar applicable laws relating to such security, or an opinion of counsel satisfactory to the Company that such registration is not so required under the Act or similar applicable laws. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon its exercise shall contain a legend on its face, in form and substance satisfactory to counsel to the Company, setting forth the restrictions on transfer contained in this Section 5.

6.     Loss, etc., of this Warrant.

Upon receipt of evidence satisfactory to the Company of any loss, theft, destruction or mutilation of this Warrant, and the delivery of an indemnity reasonably satisfactory to the Company or its counsel, if it is lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7.     Warrant Holders Are Not Shareholders.

Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

8.     Communication.

No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

8.1 the Company, at Attention: Michael Braunold,
SPO Medical, Inc.
Suite 380,
North Building,
21860, Burbank Boulevard,
Woodland Hills,
CA 91367-6493

or such other address as the Company designates in writing to the Holder.

8.2 the Holder, at such address as it designates in writing to the Company from time to time.

9.     Headings.

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

10.   Applicable Law.

This Warrant shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed in that state, without giving effect to the principles of conflicts of law thereof.

11.    Registration Rights.

If, at any time and from time the Company shall authorize the filing of a registration statement under the Act or similar statue in other jurisdictions in connection with the proposed offer of its securities by it, or any of its shareholders, the Company will take all action necessary to include the Warrant Shares in such registration statement. The Holder’s rights hereunder shall be subject to its compliance with the conditions or restrictions, including without limitation, lock-ups required by the managing underwriter(s) (in the case of an underwritten public offering of Shares), or by the Company from its shareholders.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by a duly authorized officer this 27 day of September 2006.

SPO Medical Inc.

By: Michael Braunold, CEO

Upon receipt of this executed
Warrant the undersigned
confirms that the First Warrant
defined above is null and void.

By:

Print Name

Print Office

SUBSCRIPTION UPON EXERCISE OF THIS WARRANT

The undersigned, pursuant to the provisions of the foregoing Warrant, hereby subscribes for and agrees to purchase _______________ shares of the common stock of SPO Medical Equipment, Inc. covered by this Warrant, and makes payment therefore in full at the per Share price described in this Warrant.

Dated: __________________

Signature:__________________

Warrant Holder’s Address: